Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633

Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(203) 682-8224
ULTA ANNOUNCES FIRST QUARTER 2011 RESULTS
First Quarter Total Sales Increase 20.6%
First Quarter Comparable Store Sales Increase 11.1%
First Quarter Diluted EPS of $0.37, a 60.9% Increase
          Bolingbrook, IL — June 7, 2011 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week period (“First Quarter”) ended April 30, 2011, which compares to the same period ended May 1, 2010.
For the First Quarter:
•	Net sales increased 20.6% to $386.0 million from $320.2 million in the first quarter of fiscal 2010;

•	Comparable store sales (sales for stores open at least 14 months) increased 11.1% compared to an increase of 10.8% in the first quarter of fiscal 2010;

•	Gross profit increased 230 basis points to 34.9% from 32.6% in the first quarter fiscal 2010;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 70 basis points compared to the first quarter in fiscal 2010;

•	Operating income increased 67.4% to $39.1 million, or 10.1% of net sales, compared to $23.3 million, or 7.3% of net sales, in the first quarter of fiscal 2010;

•	Net income increased 70.5% to $23.3 million compared to $13.7 million in the first quarter of fiscal 2010;

•	Income per diluted share increased to $0.37 compared to $0.23 in the first quarter of fiscal 2010.
“We had a terrific start to the year with total sales, comparable store sales and net income per share solidly ahead of our guidance, demonstrating the ongoing preference of our beauty experience and the continued success of our growth strategies,” stated Chuck Rubin, President and Chief

Executive Officer of Ulta. “Our first quarter results included net sales growth of 20.6% driven by an 11.1% increase in comparable store sales and the expansion of our store base. Operating income grew faster than sales climbing 67.4% from the first quarter last year to 10.1% of net sales. During the quarter, we gained market share advancing each of the priorities we set at the beginning of the year. To this end, we were pleased with our new store performance and remain on track to expand square footage by 16% this year. We generated consumer excitement and heightened interest in Ulta with newness across categories, brands and services. In addition, we saw robust growth in guest count in our Ulta stores and at ulta.com as we leveraged our active 8 million member loyalty base and delivered compelling social media, email and direct mail marketing campaigns. I am pleased with our positioning as we begin the second quarter and expect the continued implementation and strength of our strategies coupled with the focused execution of our team to result in a strong year of growth and significant accomplishments toward our long term goals.”
Balance Sheet and Cash Flow
          Merchandise inventories at the end of the first quarter totaled $255.5 million, compared to $228.1 million at the end of first quarter fiscal 2010, representing an increase of $27.4 million. The increase is primarily due to the addition of 47 net new stores opened since May 1, 2010. Inventory per store decreased 1.3% compared to the prior year reflecting the combined effects of inventory reduction initiatives coupled with inventory increases to support the 11.1% increase in comparable store sales.
          The Company did not utilize its credit facility during the three month period ended April 30, 2011.
Store Expansion
          During the first quarter, the Company opened 5 stores located in Davenport, IA; Keizer, OR; New Hartford, NY; Peabody, MA; and West Jordan, UT; relocated 1 store in Schaumburg, IL and remodeled 2 stores. The Company ended the first quarter with 394 stores and square footage of 4,153,420, which represents a 14% increase in square footage compared to the first quarter of fiscal 2010.
Outlook
          For the second quarter of fiscal 2011, the Company currently expects net sales in the range of $378 million to $384 million, compared to actual net sales of $321.8 million in the second quarter of fiscal 2010. This assumes comparable stores sales increase 6% to 8%, compared to a 10.8% increase last year, which would result in a two year comparable store sales increase of 16.8% to 18.8%.
          Income per diluted share for the second quarter of fiscal 2011 is estimated to be in the range of $0.31 to $0.33. The range includes approximately $0.02 per diluted share of additional costs associated with the opening of 19 new stores compared to 10 stores last year. This compares to income per diluted share for the second quarter fiscal 2010 of $0.22, which included a $0.03 per diluted share non-recurring compensation charge. Income per diluted share for second quarter fiscal 2010 was $0.25, excluding the non-recurring compensation charge.

For fiscal 2011, the Company continues to plan to:
•	Open approximately 61 new stores expanding square footage by approximately 16%, remodel 17 stores and relocate 1 store;

•	incur capital expenditures of approximately $130 million, compared to $97.1 million in fiscal 2010;

•	reduce inventory by approximately 1% to 3% on an average per store basis by year end 2011;

•	generate free cash flow.
Conference Call Information
          A conference call to discuss first quarter results is scheduled for today, June 7, 2011, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9039 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 14, 2011 and can be accessed by dialing (877) 870-5176 and entering account number 3055 and conference ID number 373316.
About Ulta
          Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 394 retail stores across 40 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
          This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy;

changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 29, 2011. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	April 30,		May 1,
	2011		2010
	(Unaudited)		(Unaudited)
Net sales	$386,006	100.0%	$320,196	100.0%
Cost of sales	251,101	65.1%	215,661	67.4%

Gross profit	134,905	34.9%	104,535	32.6%

Selling, general and administrative expense	94,615	24.5%	80,729	25.2%
Pre-opening expenses	1,230	0.3%	474	0.1%

Operating income	39,060	10.1%	23,332	7.3%
Interest expense	173	0.0%	118	0.0%

Income before income taxes	38,887	10.1%	23,214	7.2%
Income tax expense	15,591	4.0%	9,553	3.0%

Net income	$23,296	6.0%	$13,661	4.3%

Net income per common share:
Basic	$0.38		$0.23
Diluted	$0.37		$0.23

Weighted average common shares outstanding:
Basic	60,554		58,306
Diluted	62,758		60,276

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(In thousands)

	April 30,	January 29,	May 1,
	2011	2011	2010
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$116,811	$111,185	$8,670
Receivables, net	15,634	22,292	8,051
Merchandise inventories, net	255,547	218,516	228,082
Prepaid expenses and other current assets	32,513	32,790	29,134
Prepaid income taxes	4,233	10,684	—
Deferred income taxes	8,922	8,922	8,060

Total current assets	433,660	404,389	281,997

Property and equipment, net	332,147	326,099	285,766

Total assets	$765,807	$730,488	$567,763

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$81,510	$87,093	$60,693
Accrued liabilities	66,488	76,264	54,789
Accrued income taxes	—	—	6,740

Total current liabilities	147,998	163,357	122,222

Deferred rent	139,359	134,572	114,051
Deferred income taxes	29,084	30,026	20,952

Total liabilities	316,441	327,955	257,225

Commitments and contingencies

Total stockholders’ equity	449,366	402,533	310,538

Total liabilities and stockholders’ equity	$765,807	$730,488	$567,763

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(In thousands)

	13 Weeks Ended
	April 30,	May 1,
	2011	2010
	(Unaudited)
Operating activities
Net income	$23,296	$13,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,510	15,918
Deferred income taxes	(942)	—
Non-cash stock compensation charges	2,808	1,735
Excess tax benefits from stock-based compensation	(8,736)	(724)
Loss on disposal of property and equipment	477	197
Change in operating assets and liabilities:
Receivables	6,658	5,426
Merchandise inventories	(37,031)	(21,134)
Prepaid expenses and other current assets	277	1,138
Income taxes	15,187	(3,317)
Accounts payable	(5,583)	4,306
Accrued liabilities	(14,271)	(7,722)
Deferred rent	4,787	333

Net cash provided by operating activities	4,437	9,817

Investing activities
Purchases of property and equipment	(19,540)	(7,698)

Net cash used in investing activities	(19,540)	(7,698)

Financing activities
Proceeds from issuance of common stock under stock plans	11,993	1,810
Excess tax benefits from stock-based compensation	8,736	724

Net cash provided by financing activities	20,729	2,534

Net increase in cash and cash equivalents	5,626	4,653
Cash and cash equivalents at beginning of period	111,185	4,017

Cash and cash equivalents at end of period	$116,811	$8,670

Exhibit 4
2011 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2011	quarter	quarter	quarter	at end of the quarter

1st Quarter	389	5	0	394

Gross square feet
	Total gross square	for stores opened	Gross square feet	Total gross square
	feet at beginning	or expanded during	for stores closed	feet at end of the
Fiscal 2011	of the quarter	the quarter	during the quarter	quarter

1st Quarter	4,094,808	58,612	0	4,153,420